Exhibit 99.1

Granite Falls Energy LLC

Producing Renewable Energy for a Cleaner Environment!



From the desk of Tracey Olson

Chief Executive Officer/General Manager

July 31, 2008 marked the fiscal 3rd quarter end at Granite Falls Energy. To put it bluntly, this was a very tough quarter financially. Preliminary calculations indicate an approximate $5.5M loss for this quarter, and a year to date loss of approximately $3.3M. Of the year to date loss number, approximately $3.9M was accounted for as unrealized losses. I will take a moment to explain unrealized losses. As an example, let's compare unrealized losses to an investment in the stock market. At the beginning of the year, let's say the value of your investment was $100,000.00. Then, on December 31st, the value of your investment had decreased to $94,000.00, but you had not yet sold your investment. The $6,000.00 change in value would be the unrealized loss on the investment. Even though you did not sell your investment, the decrease in market value is considered an unrealized loss. Conversely, if the value of the investment on December 31st was $106,000.00 the increase in value of $6,000.00 would be an unrealized gain.

As a result of the Enron scandal and the resulting reforms put in place by the Sarbanes Oxley legislation, Granite Falls Energy is required to report all unrealized losses or gains at the end of each fiscal quarter. The values are determined by the closing market value on that date, for fiscal 3rd quarter, that date was July 31, 2008. The reason these numbers are required to be reported is to ensure that a company's investors understand the true financial condition of the company at the end of every fiscal quarter. The unrealized losses that Granite Falls Energy experienced were a direct result of the changes in the market values of the positions in corn and ethanol held by Granite Falls Energy. The extreme volatility of the markets can cause drastic swings in the net income calculations due to unrealized gains and losses. For example, if we purchased 1,000,000 bushels of December corn contracts at a value of $5.50 at the beginning of our fiscal quarter and at the end of the fiscal quarter the value of those December corn contracts had dropped to $5.10, that would be considered a $400,000.00 unrealized loss.

Stacie Schuler's article provides preliminary 3rd quarter financial results. Our 10-Q filing with the SEC will contain all the financial notes will be available on the SEC Edgar website after September 15, 2008. By all means, if there are any questions, please feel free to contact Stacie or myself.

Granite Falls Energy continued its commitment to support the community this spring by sponsoring three, five hundred dollar scholarships through the Yellow Medicine East Dollars for Scholars program. The recipients included Stef Morland, Cameron Faller, and Lesley Rohr. Granite Falls Energy wishes these students great success in their academic endeavors.

We welcomed back Dan Johnson and Jon Barber as summer interns. Dan has been assisting Bryan Cain and Maureen Krogstad in the lab this summer. Duties have included taking fermentation samples, performing yeast counts, alcohol tests, corn oil analysis, calibration sampling, etc. Dan will be returning to Hamline University this fall where he is pursuing a major in agricultural business with a minor in chemistry.

Jon Barber has been working as a maintenance technician assisting Tom Massman, Wes Just, Dion Enevoldson, Cory Heinrich, and Jesse Meyer. Jon has assisted in the continued development of our spare parts inventory and maintenance program along with performing grounds care and assisting in preventative maintenance of the plant. Jon plans on attending Ridgewater College this fall to pursue a degree in accounting.

Brian Ng joined Granite Falls Energy this summer as an intern through the Minnesota Technical Assistance Program (MnTAP). The Minnesota Technical Assistance Program is an outreach program at the University of Minnesota that helps Minnesota businesses develop and implement industry-tailored solutions that prevent pollution at the source, maximize efficient use of resources, and reduce energy use and cost.

Brian has Bachelor of Science degrees in electrical and mechanical engineering. He is pursuing his master's degree in mechanical engineering at the University of Minnesota. Brian's primary task this summer was to study the feasibility of installing a steam turbine generator in parallel with the steam control valve serving the evaporators. The existing steam control valve acts as a pressure reducing station reducing the plant steam supply from 125 psi to a nominal pressure of approximately 10 – 15 psi. By installing the steam generator in parallel with this pressure reducing station, we could recover the energy lost through the steam reducing station to produce electricity, thus reducing our electrical energy purchases. Brian is finalizing his studies and will present his findings at the University of Minnesota on August 25, 2008.

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Check us out on the web at www.granitefallsenergy.com

Phone 320-564-3100

Where did the summer go? I cannot believe it’s time to put the kids back on the school bus. It is also time for us to mail out AWC (Alternative Withholding Certificate) forms to all of our Non-Minnesota resident investors (even if you have sold all of your shares during the year). We are required by the State of Minnesota to have a new form signed each year. Please look for these in your mail by mid October. Be sure to sign and return the forms to our office no later than November 30. By signing the form, you alleviate GFE from withholding Minnesota state taxes on your behalf. You may still have a Minnesota tax obligation if you are required to file a Minnesota income tax return. Please be sure to read all tax form instructions thoroughly and consult your tax advisor regarding your specific tax situation. If you do not sign and return the forms, any withholding paid on your behalf will be deducted from your next distribution. If you are no longer a shareholder, or you sell your shares prior to the next distribution, you owe this money to GFE and will be invoiced from GFE accordingly. If you have any questions regarding these forms, please call our office (320) 564-3100. Remember that we have changed our year end for income tax reporting purposes to December 31. Our fiscal year end is still October 31. We are currently working on our quarterly SEC report (Form 10Q) for the third fiscal quarter that ended July 31, 2008. This report will be available for viewing via the SEC link on our website, or http://www.sec.gov/edgar/ searchedgar/companysearch.html, after September 15, 2008. The quarterly and year-to-date financials will be posted in this report, along with the correlating footnotes and management discussion. The un-audited earnings for the third quarter show a loss of approximately $5.510M [$170 loss per unit], and year-to-date earnings through the third quarter show a loss of approximately $3.340M [$107 loss per unit]. We can attribute the majority of the net loss to the “unrealized” gains/losses on our derivative (hedging) accounts. As Tracey Olson explained in his article, due to Sarbanes Oxley, we are required to “bring to market” or “value” all positions, both current and future, on the last day of each fiscal period. We then have to book that gain or loss to our Statement of Operations. Please be sure to read the financial footnotes in the SEC filings as they are much more detailed regarding the information and value of these derivative instruments. Another area we are currently working on in regards to Sarbanes Oxley (SOX) is Section 404, or more commonly called “SOX 404”. This section of SOX mandates that all publicly-traded companies establish internal controls and procedures for financial reporting; and document, test and maintain those controls and procedures to ensure their effectiveness. The purpose is to reduce the possibilities of corporate fraud by increasing the stringency of procedures and requirements for financial reporting. We will have the documentation and internal testing of our controls completed by October 31, 2008. Because of the complexity of the SOX 404 process, and recommendations made to us by our SEC attorneys and auditors, we have hired a consultant experienced in this process to assist us with the documentation and internal testing. SOX 404 also requires our financial auditors to attest to, and report on, management’s assessment of the effectiveness of the internal controls over financial reporting. This testing must be completed at the time of our financial audit for the fiscal year ending October 31, 2010. If you would like more information on SOX, please give us a call; or you many simply type “SOX” or “Sarbanes Oxley” into any search engine on the internet. All unit trades matched by August 31, 2008, through Alerus Securities, and private transf ers submitted to our office by September 15, 2008, will be submitted for approval to the Board of Governors at the September board meeting. Once approved, these trades and transfers will have an effective date of October 1, 2008. The new certificates will be issued and mailed out the first week of October 2008. Please visit the Alerus Securities website via the “Trading Capital Units” link on our GFE website, or www.alerusagstock.com for GFE units available for sale, offers to purchase and recent sales; or call Alerus Securities toll free at 800-279-3200, ext. 3402. Please have a safe harvest season! Continued from front page In addition to his steam turbine studies, Brian has also been evaluating the efficiency of pumps, valves, and other equipment to determine ways to decrease energy usage. Brian has done an excellent job at identifying areas to improve energy efficiency. We wish Brian great success, and we look forward to implementing some of his findings into our plant operations! One of the most exciting accomplishments has been the completion of our corn oil separation project. The successful startup of the Westphalia oil separator occurred on May 22, 2008. The system has worked with very few interruptions and has exceeded our estimates of corn oil recovery and quality of corn oil. In addition, the price received for the corn oil has far exceeded the original estimate of $0.16 per pound. We have consistently sold the product at a value of approximately $0.40 per pound F.O.B. Granite Falls Energy. The cost of the installed system was approximately $775,000. To date, Granite Falls Energy has received revenues of approximately $700,000 from this investment. I want to thank our Operations and Maintenance staffs, as well as our outside suppliers and contractor, for taking ownership of this project and making this project a success. The entire plant has run very well this summer with the exception of a few unexpected power outages caused by severe weather. The worst event occurred on Thursday, July 31, 2008. The plant lost power at approximately 6:30 am and was out of power until approximately 9:30 am. We had one fermenter that got hotter than we normally operate causing us to concentrate on getting the fermenters cooled down as fast as possible once power was restored. Even with a few unexpected events, the Operations staff has consistently produced an average undenatured ethanol yield of 2.88 gallons ethanol per bushel ground for the months of May through July and a year to date average of 2.827 gallons ethanol per bushel of corn. Granite Falls has continued to work with MPCA to obtain a new air permit to increase production by 4.9 million gallons per year and allow the production of wet cake. The application was submitted to MPCA on January 11, 2008. After several months and several conversations, the air permit was released on July 17, 2008 for a 30 day public comment period. We are still waiting to hear whether any relevant comments were received. There Continued on page 3

Paul Enstad
Chairman of the
Board of Governors

Granite Falls Energy Investors,

I am happy to announce that we have settled our dispute over the termination of the Operating and Management Agreement between Granite Falls Energy, LLC and Glacial Lakes Energy, LLC. The agreement will end the extra time and costs associated with litigation. The agreement allows both companies to move forward from here and continue on with our businesses. Had we not reached an agreement, much time and energy would have been spent with the arbitration process. For Granite Falls Energy, this time can now be spent elsewhere. I am relieved that both sides were able to reach a settlement agreement that we can call fair to both parties. It is time now to concentrate on the future.

I would like to take this opportunity to commend the governing boards from both companies for their professionalism, care and diligence in handling this dispute. I would also like to take this time to give a big Thank You out to Glacial Lakes Energy for the work they did for Granite Falls Energy through construction and beyond. Prior to construction they provided the necessary investment for Granite Falls Energy to obtain the financing from the Bank and this allowed construction to begin.

Glacial Lakes Energy currently owns 20.9% of Granite Falls Energy and will continue to have the right to appoint two members of the Granite Falls Energy Board of Governors. The settlement agreement with Glacial Lakes did not change these appointment rights - thanks again to Glacial Lakes Energy and to all investors for your confidence in Granite Falls Energy.

As you all know, this has been a year of extremes for the markets. Corn went into uncharted pricing territory by a long shot and so did the price of a barrel of oil. Natural Gas prices have not followed normal seasonal patterns and have stayed high. As I write this article corn prices have dropped dramatically from the highs and oil prices have also seen drastic price drops. Will we continue our downward trends or will we rebound and go higher again? What does all of this mean for Granite Falls Energy and the ethanol industry? These are questions that our Management Team, Governors and Investors deal with every day. A few short years ago we had record profits with very low corn prices and record prices for the ethanol that we produced – remember the perfect storm that we talked about. Well the pendulum has swung the other way and the perfect storm has turned against us this year. There is no question that these price extremes have put a certain degree of stress on our industry.

Granite Falls Energy remains optimistic and I believe that the future is still bright for our Company and the industry. There are many naysayers out there today. This is probably human nature to feel this way with all of the negativity. Our risk management team will buckle down and come through this down cycle. We probably need some base hits instead of trying for the home runs right now. It is too risky to jeopardize profits that we have made to date. Let's get through this volatile period and allow the market to do what it needs to and then we can get back to some sense of normal. How long this will take is anybody's guess. I believe that we will start to see some decent margins again soon.

By the way, the ethanol plant is still running very well and production is running full speed ahead. The work force that we have at Granite Falls Energy is doing a fantastic job, as they always do.

Paul Enstad, Chairman of the Board of Governors

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are still a few questions to be answered regarding water discharge, and we continue to work diligently with the MPCA to answer those final questions. We hope to have the permit in place this fall. We look forward to receiving this permit to allow greater production of ethanol and wet cake along with allowing greater operational flexibility.

Finally, I would like to remind anyone interested in being considered as a candidate for a Governor position on the Board of Governors at the Annual Meeting in March 2009 that an application must be submitted by November 1, 2008. The application form is available on the Granite Falls Energy website. Once the form is completed, the form shall be mailed to:

Nominating Committee
c/o Granite Falls Energy
15045 Highway 23 SE
P.O. Box 216
Granite Falls, MN 56241-0216

The application form shall be mailed via registered mail, return receipt. The Nominating Committee shall then evaluate all applications and present a list of candidates recommended for election to the Board at the annual meeting of members.

Water Usage Facts

Source: U.S. Geological Survey

To Produce:	**Gallons of Water Used**
1 gallon of ethanol	2 - 3 gallons
1 can of vegetables	9.3 gallons
1 pound of beet sugar	16.6 gallons
1 pound of plastic	24 gallons
1 gallon of refined crude oil	44 gallons
one barrel of beer	1,500 gallons
four tires	2,075 gallons
Average household use per year	107,000 gallons

Additional Facts:
Source: Minnesota DNR
Ethanol plants used 2 billion gallons in 2007
Golf courses used 5.6 billion gallons in 2005
Pulp and Paper used 25 billion gallons in 2005
Petroleum and Chemical used 4.1 billion gallons in 2005

This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding future crush margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.